Exhibit 99.1

DXL GROUP PROMOTES STACEY JONES
TO CHIEF HUMAN RESOURCES OFFICER

Canton, MA (February 19, 2021)– Destination XL Group, Inc. (OTCQX: DXLG) announced today that Stacey Jones has been promoted to Chief Human Resources Officer (CHRO), effective February 21, 2021. From 2001 to 2018, Jones held a variety of positions with increasing responsibility in both Retail Operations and Human Resources for DXLG. Since 2018 she has served as DXLG’s Vice President, Managing Director of Human Resources.

Jones is responsible for all aspects of the Company’s people strategy and culture, including talent management and development, diversity and inclusion, compensation, benefits, associate relations and compliance, HR information systems, as well as payroll and associate engagement. Her background and expertise in leadership and team development, change management and HR strategy has led to innovative solutions enhancing the Company’s culture, strategy, operations, and employee experience that allows DXLG associates every opportunity to reach their full potential.

“Stacey has been instrumental in building an engaged, inclusive, and high-performing culture at DXLG, having been a strategic partner helping to drive the business through our associate talent. She has proven exponentially critical given the last 12 months of navigating the COVID-19 Pandemic. Her well-rounded background in retail operations and multiple disciplines within HR makes her the ideal person to guide our human resources organization and invaluable to our leadership team. She has strengthened our commitment to make DXLG an even better place to work,” said Harvey Kanter, President and Chief Executive Officer. “She understands the unique needs of a retail organization, is an incredibly important partner to our executive team and leads our values broadly across the organization. In the months and years ahead, I look forward to Stacey extending her leadership and energy throughout the Company.”

During her tenure in Human Resources at DXLG, Jones has developed a world-class HR team that led the Company through the unprecedented crisis of 2020. They were integral in successfully navigating uncharted territory, establishing strong protocols across the organization to protect the safety, health and mental well-being of the associates. Her ability to lead through crisis will serve the Company well as organizational priorities will likely continue to shift during uncertain times.

“We have built an outstanding Human Resources team whose expertise, energy, and creativity are the cornerstone of our culture and commitment to our associates, their well-being and development,” Jones said. “With established Core Values that serve as guideposts to everyday relationships, communication, internal leadership and teamwork, we are poised to support and engage our associates, continue to strengthen our organization’s culture while advancing DXLG as a destination that attracts, retains and develops top talent and is a great place to work. I look forward to the future and continuing my journey with the DXLG Team.”

Jones, along with her family, devotes a good deal of time outside of work supporting organizations that enhance the well-being of children--in particular Together We Rise and St. Jude Children’s Research Hospital. She graduated from Emerson College with a Bachelor of Science degree in Communications and is active in the HR thought-leader community. Prior to her career at DXLG, she held leadership roles in retail operations for Converse Inc., Boston, Massachusetts; Jet Apparel, Costa Mesa, California and T.A.C. Group Inc., Westwood, Massachusetts.

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About Destination XL Group

Destination XL Group, Inc. is the largest retailer of men’s apparel in sizes XL and up, with operations throughout the United States and Toronto, Canada. In addition to DXL Big + Tall retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Casual Male XL retail and outlet stores, and e-commerce sites, including DXL.com and mobile site m.destinationXL.com. DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for the XL guy. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the OTCQX market under the symbol "DXLG." Sizes start at 38” waist and XL including tall sizes, plus shoe sizes 10-16, in widths to 4E. For more information, please visit the Company’s investor relations website: https://investor.dxl.com.

Investor Relations Contact:

Investor.relations@dxlg.com

603-933-0541